Exhibit 99.1

Contacts:	FOR IMMEDIATE RELEASE
Paul Lidsky, President/CEO
952-996-9102
plidsky@onelink.com

OneLink Agrees to Sell Its Assets

EDEN PRAIRIE, Minn., June 3, 2002—OneLink, Inc. (OTC BB: ONEL) — a provider of telecommunications-based business intelligence services delivered via the Internet — announced today that it has signed a letter of intent for the sale of its assets to CallVision, Inc.  CallVision, based in Seattle, Washington, is a leading provider of online business intelligence solutions for the telecommunications industry. Financial terms were not disclosed; however, proceeds are not expected to be sufficient to allow OneLink to make any distributions to its shareholders. The sale is subject to negotiation of a definitive agreement and other conditions to closing.

“Over the past several weeks, we explored potential funding alternatives that would allow us to remain in operation but after examining our cash requirements and talking with funding sources our board concluded that it was in the best interest of our customers and stakeholders to sell our assets,” said Paul Lidsky, OneLink’s President and CEO.  “Our decision criterion for selection of a buyer for our assets was based on maximizing the value of the assets and finding a company that would service our current customers in a manner consistent with OneLink’s approach.  Our selection of CallVision meets those criteria,” said Lidsky.

About OneLink

OneLink, Inc., based in Eden Prairie, Minn., is an Application Service Provider (ASP) of Internet-delivered business intelligence services to the telecommunications industry.  The Company markets its services to network providers who use the service to build and/or enhance business customer relationships and increase customer satisfaction, loyalty and retention.

About CallVision

Founded in 1996, CallVision helps leading telecommunications companies forge deeper and more profitable relationships with their business customers. Current clients include VoiceStream Wireless (subsidiary of Deutsche Telekom, NYSE:DT), Broadwing, Inc. (NYSE: BRW), and Lightship Telecom. CallVision is headquartered in Seattle, and can be found on the Web at www.callvision.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995.  A number of factors should be considered in conjunction with the above forward-looking statements, principally the inability of OneLink to continue in operation without additional financing. Other factors include long sales cycles for new customers, possible changes in economic and market conditions, the development of new technologies, product pricing, industry regulation, management of growth, business strategy and measures to implement strategy, competitive strengths and expansion.  Additionally, other factors set forth in cautionary statements included in OneLink’s other documents filed with the Securities and Exchange Commission should be considered.